Exhibit 1.01

Gogo Inc

Conflict Minerals Report

For The Year Ended December 31, 2015

1. Overview

This report (the “Report”), for the calendar year ended December 31, 2015, has been prepared by Gogo Inc. (hereinafter referred to as “Gogo,” the “Company,” “we,” “us,” or “our”) pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934. The Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. The Rule imposes certain reporting obligations on SEC registrants who manufacture or contract to manufacture products containing conflict minerals which are necessary to the functionality or production of their products that are sourced from the Democratic Republic of Congo (“DRC”) and the surrounding countries (hereinafter referred to as the “Covered Countries”). Conflict Minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (“3TG”).

Gogo Business Aviation’s Products

One of Gogo’s wholly-owned subsidiaries, Gogo Business Aviation LLC (“Gogo BA”) offers a broad suite of in-flight internet connectivity and other voice and data communications products and services to the business aviation market. Gogo BA sells telecommunications equipment that contains the 3TG minerals, which Gogo BA manufactures or contracts to manufacture, to original equipment manufacturers of aircraft, fractional jet operators and aftermarket dealers of aircraft parts and equipment. For further information on our Gogo BA products and services, please visit www.business.gogoair.com.

Our Conflict Minerals Policy

Gogo BA has adopted a Conflict Minerals Position Statement outlining its intention to obtain products and services only from suppliers who demonstrate a serious commitment to the health and safety of their workers and operate in compliance with human rights laws. Our Conflict Minerals Position Statement is publicly available on our website at www.business.gogoair.com.

Reasonable Country of Origin Inquiry (RCOI)

Gogo BA receives parts and components from multiple suppliers and contract manufacturers that are incorporated into the telecommunications equipment it sells. Gogo BA does not procure metals directly from the mines or smelters. Thus, in its RCOI, Gogo BA relied on its direct suppliers to provide information on the origin of the conflict minerals contained in components and materials supplied to it, including sources of 3TG within their products. For the current reporting period, Gogo BA surveyed the direct suppliers who comprised the majority of our component spend during calendar 2015. Despite conducting a good-faith RCOI, the Company was unable to identify with reasonable certainty the country of origin of the conflict minerals necessary to the functionality or production of the Gogo BA telecommunications equipment or whether such materials came from recycled or scrap sources.

Survey Responses

At the conclusion of the supplier survey effort, the Company reviewed the supplier survey responses, and the Company identified four categories of responses:

•	Suppliers that reported they may source 3TG from the Covered Countries;

•	Suppliers that reported their products did not contain any 3TG;

•	Suppliers that provided incomplete responses; and

•	Suppliers that reported their products contain 3TG but that the minerals were NOT sourced from the DRC.

Suppliers that reported they may source 3TG from the Covered Countries

Through the analysis of survey responses, we identified suppliers that reported they may have sourced 3TG from the Covered Countries. Upon further investigation, through phone and email contact with the suppliers, we understood that some components supplied to us may contain 3TG from conflict-free smelters. Others were unable to confirm that the 3TG came from the Covered Countries.

Suppliers that reported their products did not contain any 3TG

Through the analysis of survey responses, we identified suppliers that responded stating their products did not contain any 3TG substances.

Suppliers providing Incomplete Responses

One hundred percent (100%) of our suppliers responded to our survey requests, but some supplier responses were incomplete and stated they were conducting ongoing due diligence.

Suppliers that reported their products contain 3TG but indicated that the minerals were NOT sourced from the DRC

We had 3 suppliers that reported the names of the smelters where the minerals came from and concluded that the 3TG minerals were sourced in countries other than the DRC.

While we have not yet identified any 3TG in our products as having originated in a Covered Country, we have not received sufficient information from our suppliers in order to determine the origin of some of the 3TG contained in the Company’s products. Consequently, we are not in a position to determine whether such products are or are not, “DRC conflict free.”

2. Design of the Conflict Minerals Due Diligence Framework

The due diligence measures utilized by Gogo BA were designed to conform, in all material respects, with the internationally recognized framework: The Organisation for Economic Co-operation and Development (OECD) in the publication OECD (2013) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, OECD Publishing and the related Supplements for 3TG that can be found at http://www.oecd.org/investment/mne/mining.htm.

3. Due Diligence Performed

This section addresses the actions that the Company took to exercise due diligence on source and chain of custody of 3TG within the relevant supply chain.

Throughout the last calendar year, Gogo BA took measures to communicate the requirements of the rule and our expectations for compliance with our supply base. It is sometimes difficult, if not impossible, to trace conflict minerals to their mine or other location of origin after the smelting (tin, tantalum, tungsten) or refining (gold) processes. The smelters and refiners are consolidating points for raw ore and are in the best position in the total supply chain to know the origin of the ores. As the Company does not purchase raw ore or unrefined 3TG, our focus was to gain smelter information from our supply base.

We requested that all identified suppliers provide information to us regarding 3TG and smelters using the template developed by the Electronic Industry Citizenship Coalition® (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the EICC-GeSI Conflict Minerals Reporting Template (the “Template”). The Template was developed to facilitate disclosure and communication of information regarding smelters and refiners that provide material to a manufacturer’s supply chain. It includes questions regarding a direct supplier’s conflict-free policy, its due diligence process and information about its supply chain such as the names and locations of smelters and refiners as well as the origin of 3TG used by those facilities. We have determined that requesting our identified suppliers to complete the Template represents our reasonable best efforts to determine the mines or locations of origin of 3TG in our supply chain. During our survey we communicated with our identified suppliers on multiple occasions. The first communication requested 3TG information from the supplier and the follow up communications were sent to remind the identified suppliers to complete the requested action, which included emails and phone calls.

Report on Supply Chain Due Diligence

This Conflict Minerals Report constitutes our annual report on our 3TG due diligence which is filed with the SEC and is available on our Company website under the SEC filings link on our Investor Relations page.

4. Steps to be taken to mitigate risk and enhance process

The Company plans to undertake the following steps during 2016 to improve the due diligence conducted in order to further mitigate the risk that the necessary conflict minerals in our products do not benefit armed groups in the DRC or adjoining countries, including the following:

•	Continue to enhance supplier knowledge of the requirements and importance of the Rule in order to improve the content of the responses;

•	Use reasonable efforts to include a conflict minerals flow-down clause in new or renewed supplier contracts; and

Work with our supply base to request they flow-down the reporting requirements and encourage participation in obtaining a conflict free designation from an industry program such as the EICC-GeSI CFSI.

CAUTIONARY STATEMENT

This contains statements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to the Company’s reliance on our supply base to provide information on products sold to the Company that include tin, tantalum, tungsten and gold as well as the country of origin; the Company’s ability to amend supplier contracts; the Company’s suppliers not properly flowing down requirements of the Rule to their supply base; the Company’s ability to execute activities that will enhance our due diligence measures, as well as other risks and uncertainties, including but not limited to those detailed herein. These forward-looking statements are made only as of the date hereof.

Date of Report: May 31, 2016